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Exhibit 99.2

IBT BANCORP, INC.
4300 NORTH BELTLINE ROAD
IRVING, TEXAS 75038
This Proxy is Solicited on Behalf of the Board of Directors of IBT Bancorp, Inc. for use
at the Special Meeting of Shareholders on June 26, 2015

        The undersigned shareholder of IBT Bancorp, Inc. ("IBT") hereby constitutes and appoints Jamal Mezanazi and Clifton R. McDonnell and each of them, attorneys, agents and proxies with full power of substitution, to vote as proxy the number of shares of common stock, $0.01 par value per share, which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of IBT to be held at the offices of Independent Bank of Texas, 4300 North Beltline Road, Irving, Texas 75038 at 10:00 a.m. local time, on June 26, 2015, and any adjournment or postponement thereof (the "Special Meeting"), with respect to the proposals described in the Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, each dated June 3, 2015, timely receipt of which are hereby acknowledged.

  This Proxy may be revoked at any time before it is exercised.

  1.
  Proposal to approve the Agreement and Plan of Reorganization, dated as of March 9, 2015 (the "reorganization agreement"), by and between Veritex Holdings, Inc. ("Veritex") and IBT, and pursuant to which IBT will merge with and into Veritex, all on and subject to the terms and conditions set forth in the reorganization agreement.

☐    For            ☐    Against            ☐    Abstain

  2.
  Proposal, if necessary, to adjourn or postpone the Special Meeting to permit the further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to constitute a quorum or approve the reorganization agreement.

☐    For            ☐    Against            ☐    Abstain

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON THE REVERSE SIDE.

        Shares of IBT common stock, will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted "FOR" each proposal indicated above.

        The board of directors of IBT unanimously recommends a vote "FOR" (1) the proposal to approve the reorganization agreement and (2) "FOR" the proposal to adjourn or postpone the Special Meeting, if necessary. Such vote is hereby solicited on behalf of the board of directors.

  Proxies submitted by mail must be received by June 25, 2015.

        You may vote your shares in person by attending the Special Meeting.

  Please sign, date and return this Proxy promptly using the enclosed envelope.

        Please sign exactly as your name appears on the certificate(s) representing your share(s) of IBT common stock. When shares are held by joint tenants, both should sign. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

        By signing this proxy you are voting all of the shares of IBT common stock you own as indicated above.

Dated                                      ,  2015

(Signature of Shareholder)
(Print Name of Shareholder)
(Signature of Shareholder)
(Print Name of Shareholder)

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  Exhibit 99.2